Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Martin Midstream GP LLC:
We consent to the incorporation by reference in the registration statements (No. 333-117023) on Form S-3 and (No. 333-140152) on Form S-8 of Martin Midstream Partners L.P. and Subsidiaries of our report dated March 5, 2007, with respect to the balance sheet of Waskom Gas Processing Company as of December 31, 2006, and the related statements of income, partners’ capital, and cash flows for the year ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Martin Midstream Partners L.P.

/s/ KPMG LLP
Shreveport, Louisiana
March 5, 2007